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ON SEPTEMBER 24, 2001, GENERAL ELECTRIC COMPANY ISSUED THE FOLLOWING PRESS
RELEASE:


Contacts:  Patrick Jarvis
           GE Medical Systems
           (262) 544-3668
           (262) 853-3874
           PATRICK.JARVIS@MED.GE.COM

           S. Lewis Meyer or Robin Kelley
           Imatron Inc.
           (650) 583-9964



         GE MEDICAL SYSTEMS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE IMATRON INC.

WAUKESHA, Wis. And SOUTH SAN FRANCISCO, Cal., September 24, 2001 - GE Medical Systems, a unit of General Electric Company (NYSE: GE), announced today that it has signed a definitive agreement to acquire Imatron Inc. (NASDAQ: IMAT), a pioneer of Electron Beam Tomography (EBT(TM)) scanners.

In this transaction, each Imatron shareholder will receive $1.89 per share payable in GE stock. The actual number of shares of GE stock that each Imatron shareholder will receive will be determined based on the trading prices of GE stock for a period of time prior to the closing of the transaction.

Imatron's EBT scanner performs unique high volume imaging applications for physicians specializing in the fields of Cardiology, Pulmonology, and Gastroenterology. Imatron EBT scanners are currently in use at more than 150 major medical facilities and imaging centers around the world.

"Imatron's technology is the perfect complement to our offering of Computed Tomography (CT) products," according to Joseph M. Hogan, President and CEO of GE Medical Systems. "By adding EBT to the world-renowned LightSpeed(TM) family, GE Medical Systems will be able to offer a CT scanner to meet every customer need."

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"We are excited to have this opportunity to become part of the GE Medical
Systems family," said S. Lewis Meyer, President and CEO of Imatron. "We are highly confident that the combination of Imatron's technology and dedicated team of employees, together with the resources of GE Medical Systems, will bring great value to our customers, employees, suppliers and shareholders."

In 1998, GE's new multi-slice LightSpeed CT scanner set the benchmark for image quality, performance, reliability, and exam time. GE's latest CT scanner, the LightSpeed Ultra, continues to expand applications, enhances patient care and brings new revenue streams into hospitals and clinics. GE will continue to make significant investments in developing both the LightSpeed and EBT systems.

"By bringing the power of Six Sigma to EBT, the way we have with LightSpeed, we are very excited about the potential applications of EBT," said Dow Wilson, General Manager of Global CT for GE Medical Systems. "The EBT C300 scanner offers tremendous potential for our customers in the hospital and free-standing imaging center environments."

The transaction, which is subject to regulatory and Imatron shareholder approvals and other customary conditions, is expected to close by year-end 2001. In connection with the definitive agreement, Imatron granted GE an option to acquire newly issued shares of Imatron common stock, representing 19.9% of its total shares outstanding, at the $1.89 per share transaction price. In addition, shareholders representing 11% of the Imatron shares outstanding on a fully-diluted basis have agreed, among other things, to vote their shares in favor of the proposed transaction. The Board of Directors of Imatron has unanimously approved the transaction. Thomas Weisel Partners LLC provided a fairness opinion to the Imatron Board of Directors.

ABOUT IMATRON

Imatron Inc. is a publicly traded technology-based company principally engaged in the business of designing, manufacturing, and marketing the company's newly introduced high performance EBT C300 scanner. The Imatron EBT scanner uses the company's proprietary Electron Beam Tomography technology to perform unique clinical imaging applications. Imatron, which is headquartered in South San Francisco, CA, employs more than 300 people. For the latest twelve months ended June 30, 2001, Imatron had revenues of $74.5 million and net income of $8.1 million. Due to recent developments, and the associated economic uncertainty, some anticipated shipments have been delayed, which is likely to negatively impact Imatron's business in the third quarter ending September 30, 2001. Imatron may experience a temporary shortfall in revenues and profits through the end of the year. Imatron currently anticipates that it will record revenues of at least $71 million for the fiscal year ending December 31, 2001, while maintaining fiscal year profitability.

ABOUT GE MEDICAL SYSTEMS

GE Medical Systems is an $8 billion global leader in medical information and technology. Its offerings include networking and productivity tools, healthcare


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information systems, patient monitoring systems, conventional and digital X-ray, computed tomography (CT), magnetic resonance (MR), ultrasound and bone mineral densitometry, positron emission tomography (PET), and nuclear medicine. For more than 100 years, health care providers worldwide have relied on GE Medical
Systems for high quality medical technology, services and productivity solutions. For more information, visit the GE Medical Systems Web site at GEMEDICALSYSTEMS.COM.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. IMATRON INC. AND GENERAL ELECTRIC COMPANY CAUTION THAT THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS OR CONDITIONS WILL NOT DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN SUCH FORWARD-LOOKING STATEMENTS BASED ON A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE COMPANIES' EARLY STAGES OF DEVELOPMENT, PRODUCT DEVELOPMENTS RISKS, UNCERTAINTY OF ADDITIONAL FUNDING, COMPETITION, RELIANCE ON A FEW CUSTOMERS, AND THE COMPANIES' ABILITIES TO PROTECT THEIR PATENTS AND PROPRIETARY RIGHTS AND COMMERCIALIZE THEIR PRODUCTS. IMATRON AND GE DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.



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